Exhibit 23-b

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Trustmark Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333- 213637, 333-124772, 333-110066, and 333-07141) on Form S-8 of Trustmark Corporation of our report dated February 23, 2016, with respect to the consolidated balance sheet of Trustmark Corporation as of December 31, 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the December 31, 2016 annual report on Form 10-K of Trustmark Corporation.

/s/ KPMG LLP

Jackson, Mississippi

February 21, 2017